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                                  Exhibit 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE
Robert M. Wilson
(937) 859-5127

George F. Sweeney
George F. Sweeney & Co./NY
(212) 213-3388

                       ROBERDS, INC. ANNOUNCES RESIGNATION
                   OF KENNETH W. FLETCHER AS CEO AND PRESIDENT

                  BOARD APPOINTS JAMES F. ROBESON AS SUCCESSOR

DAYTON, OH, November 24, 1997 -- Roberds, Inc. (NASDAQ:RBDS) announced today that Mr. Kenneth W. Fletcher has resigned as Chief Executive Officer and President of the company effective December 1, 1997. Mr. Fletcher, 65, who will relinquish his day-to-day operating responsibilities, will continue as Chairman of the Board of Directors.
         The company has appointed board member James F. Robeson, 61, as interim Chief Executive Officer and President while the Board of Directors conducts a search for a new CEO and president.
         Mr. Fletcher said, "We have completed a very thorough study of Roberds' strengths and the changes necessary to build the business over the coming years. We were assisted in that effort by one of the national consulting firms. Given the scope of the expected changes and the time necessary to implement them, it is clear that a new leader, who can remain in place for many years, is needed for the company. I look forward to assisting in those efforts."
         Mr. Fletcher co-founded the company in 1971, and has served as its president since then. He will be a consultant to the company on strategic matters, and will continue to assist with supplier relationships and in certain industry activities.
         Mr. Robeson said, "We will be conducting an extensive, thorough search for a senior executive to lead the company. In the meantime, I will be assisting the company in implementing many of the performance improvement initiatives identified by the consultants. Ken Fletcher led the company from its founding to sales in excess of $300 million annually. He has been a creative, innovative leader. I am pleased that he will remain associated with the company."

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         Mr. Robeson has been a member of Roberds' board since the company went public in 1993. He was for many years a consultant to, and vice president of Management Horizons, a national consultant to retailers. He has an extensive background in marketing and logistics. Mr. Robeson is a member of the Board of Directors of Huffy Corporation, a Dayton, Ohio, company listed on the New York Stock Exchange, and several other privately held companies. He was Dean of the Richard T. Farmer School of Business Administration, Miami University, Oxford, Ohio, from 1988-93. He also chaired the marketing departments at Miami University and The Ohio State University.
         Roberds, Inc., which reported sales of $342 million in 1996, is a major retailer of name brand home furnishings products, including furniture, bedding, major appliances and consumer electronics. Roberds, with a total of 25 stores in four marketing areas, operates 24 large format superstores: six in the greater Dayton, Ohio area; ten in greater Atlanta, Georgia; and eight in greater Tampa, Florida; and a single megastore in Cincinnati, Ohio with 250,000 square feet of selling space, which opened in July 1996. With the expansion of the West Carrollton, Ohio flagship store to 140,000 square feet of showroom space, completed in April 1997, Roberds now has 1,844,000 square feet of selling space and 1,133,000 square feet of warehouse space.

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